5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Cash Dividend on Common Stock

Baton Rouge, LA – August 29, 2016 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces that its board of directors has declared a quarterly cash dividend of $0.76 per share payable on September 30, 2016 to stockholders of record of Lamar’s Class A common stock and Class B common stock on September 16, 2016. Lamar expects aggregate quarterly distributions to stockholders in 2016 will total $3.02 per common share, including the dividend payable on September 30, 2016 and the aggregate of $1.50 of dividends previously paid on March 31, 2016 and June 30, 2016.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding anticipated 2016 distributions. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

About Lamar Advertising Company

Founded in 1902, Lamar Advertising Company is one of the largest outdoor advertising companies in North America, with more than 325,000 displays across the United States, Canada and Puerto Rico. Lamar offers advertisers a variety of billboard, interstate logo and transit advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out-of-home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 2,500 displays. Please feel free to explore our website www.lamar.com or contact us for additional information.

Company Contact:	Buster Kantrow Director of Investor Relations (225) 926-1000 bkantrow@lamar.com